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                                                                     EXHIBIT 4.3

                          SECOND AMENDED AND RESTATED
                                    GUARANTY

     Reference is made to (i) the Indenture dated as of February 13, 1997 (the "Indenture") between CCA Holdings Corp. ("CCA") and Harris Trust and Savings Bank, as trustee, and (ii) the Amended and Restated Guaranty dated November 15, 1996 (the "Predecessor Guaranty") issued by Charter Communications Entertainment, L.P., a Delaware partnership (the "Guarantor") for the benefit of HC Crown Corp. ("HC Crown") pursuant to the Amended and Restated HC Crown Loan Agreement between CCA and HC Crown dated as of November 15, 1996 (the "Loan Agreement"). Pursuant to Article XIV of the Indenture, for value received, the Guarantor for the benefit of the holders of the Notes hereby irrevocably guarantees the prompt and complete payment and performance when due, whether by acceleration or otherwise, of the Notes, but subject in all cases to the terms of Article XIII of the Indenture. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.

     1. The Guarantor's obligations under this Guaranty shall be unconditional, irrespective of the validity or enforceability of any other provision of the Notes, but subject in all cases to the terms of Article XIII of the Indenture and Sections 9 and 10 below.

     2. This Guaranty is a guaranty of payment and shall remain in full force and effect until all amounts payable by CCA under the Notes have been validly, finally and irrevocably paid in full, and shall not be affected in any way by the absence of any action to obtain such amounts from CCA or by any variation, extension, waiver, compromise or release of any or all of the obligations of CCA under the Notes or of any security from time to time therefor. The Guarantor waives all requirements as to promptness, diligence, presentment, demand for payment, protest and notice of any kind with respect to the Notes.

     3. This Guaranty shall not be affected by the occurrence of any Event of Default or by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the obligations of CCA under the Notes or by any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor. If CCA merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist, the Guarantor shall nonetheless continue to be liable for the

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payment of all amounts payable by CCA under the Notes, but subject in all cases to the terms of the Indenture.

     4. This Guaranty shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment of CCA, in whole or in part, is rescinded or must otherwise be returned by the Trustee upon the insolvency, bankruptcy or reorganization of CCA or otherwise, all as though such payment had not been made.

     5. This Guaranty shall be binding on the Guarantor and its successors and assigns and shall inure to the benefit of the holders of the Notes and their respective successors and assigns, except that the Guarantor may not delegate any obligations hereunder without the prior written consent of the Trustee.

     6. Any suit, action or proceeding against the Guarantor with respect to this Guaranty or on any judgment entered by any court in respect thereof may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York and the Guarantor submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding or judgment.

     7. The Guarantor hereby waives any right the Guarantor may have to jury trial.

     8. This Guaranty shall be governed by and interpreted and construed in accordance with the law of the State of New York, without giving effect to principles of conflicts of laws.

     9. Notwithstanding anything contained herein which may be construed to the contrary, no right or remedy shall be exercised against the Guarantor or any of its successors or assigns hereunder on or prior to the CCE-I Credit Facility Termination Date, on or prior to the Tranche B Maturity Date under a certain Credit Agreement dated as of September 29, 1995 among certain lenders and Charter Communications Entertainment II, L.P., a subsidiary of the Guarantor ("CCE-II"), as amended by the First Amendment thereto dated as of February 29, 1996, by such lenders and Charter Communications Entertainment II, L.P., on or prior to the indefeasible payment in full in cash and termination of any other senior indebtedness of CCE-II or any senior indebtedness of any New CCE Subsidiary (as defined in the Indenture) as each of the same may be amended, extended, renewed, restated, supplemented or otherwise modified from time to time.

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     10.  Notwithstanding anything contained herein which may be construed to the contrary, any payments in respect of this Guaranty to be made by the Guarantor shall only be serviced by (i) the proceeds of dividends or distributions received, directly or indirectly, from any Restricted Subsidiary of the Guarantor and (ii) any income directly generated by the Guarantor (provided that for purposes of this clause (ii) only, "income directly generated by the Guarantor" shall not include any dividends or distributions received from a Subsidiary of the Guarantor, or payments of principal or interest by CCE-II to the Guarantor in connection with the $25 million intercompany loan from the Guarantor to CCE-II which is outstanding as of the date hereof).

     11. Upon execution of this Guaranty and the Indenture, any and all guaranties issued by the Guarantor (including, without limitation, the Predecessor Guaranty) pursuant to the terms and conditions of the Loan Agreement shall be null and void and any and all obligations with respect thereto shall cease to be in effect.

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     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed by its duly authorized officer as of the 13th day of February, 1997.

                                   CHARTER COMMUNICATIONS
                                   ENTERTAINMENT, L.P.

                                   By:  CCA Acquisition Corp.,
                                        a general partner

                                        By: /s/ Kent Kalkwarf
                                           ----------------------------
                                           Name: Kent Kalkwarf
                                           Title: Senior Vice President

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